
                                                                                                                Nicor Gas Company
                                                                                                                Form 10-Q
                                                                                                                Exhibit 12.01

                                                            Nicor Gas Company
                                      Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                               (thousands)


                                           Twelve
                                         months ended                           Year ended December 31
                                          Sept. 30,     --------------------------------------------------------------------
                                            2002           2001           2000          1999          1998           1997
                                         ------------   ----------     ---------      ---------     ---------      ---------
Earnings available to cover
   fixed charges:

 Net income                              $ 113,224      $ 119,360      $  22,184      $  96,142     $  94,119      $ 106,922

   Add:  Income taxes                       65,899         70,513          6,832         55,896        55,299         64,714

         Fixed charges                      34,837         44,389         44,281         38,914        44,870         46,886

         Allowance for funds used

           during construction                (374)          (241)          (363)          (118)         (269)           (11)
                                         ---------      ---------      ---------      ---------     ---------      ---------
                                         $ 213,586      $ 234,021      $  72,934      $ 190,834     $ 194,019      $ 218,511
                                         =========      =========      =========      =========     =========      =========
Fixed charges:

   Interest on debt                      $  33,908      $  43,542      $  42,365      $  39,245     $   42,624     $  45,246

   Other interest charges and

     amortization of debt discount,

     premium, and expense, net                 929            847          1,916           (331)        2,246          1,640
                                         ---------      ---------      ---------      ---------     ---------      ---------
                                         $  34,837      $  44,389      $  44,281      $  38,914     $  44,870      $  46,886
                                         =========      =========      =========      =========     =========      =========

Ratio of earnings to fixed charges            6.13           5.27           1.65           4.90          4.32           4.66
                                         =========      =========      =========      =========     =========      =========
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